EXHIBIT (j)(1)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to the Registration Statement (1933 Act File No. 33-71320) of Eaton Vance Municipals Trust II on Form N-1A of our report dated March 22, 2005 for Eaton Vance Florida Insured Municipals Fund, Eaton Vance Hawaii Municipals Fund and Eaton Vance Kansas Municipals Fund (the "Funds") for the year ended January 31, 2005 included in the Annual Report to Shareholders of the Funds.

     We also consent to the reference to us under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

May 25, 2005
Boston, Massachusetts